Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment to the Employment Agreement of Jonathan Freve is made and entered into between Galecto, Inc. (the “Company”), and Jonathan Freve, (the “Employee” or “You”), (together, the “Parties”).

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of March 11, 2010 (the “Employment Agreement”) and

WHEREAS, the Company and the Employee wish to amend the Employment Agreement to reflect the Parties’ agreement to adjust the Medical, Dental and Vision insurance plan fees payable;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Section 4 of the Employment Agreement is hereby amended such that the phrase. “You may participate in any and all benefit programs that the Company establishes and makes available to its Employees from time to time” is amended and replaced with the phrase “You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. Because the Company has not yet established group medical and dental insurance plans, and subject to your eligibility for each of your former employer’s group medical, dental and vision insurance plans under COBRA (the “Former Employer Plans”), the Company shall reimburse you for the cost of your portion of the group medical, dental and vision plan insurance premiums under the Former Employer Plans, until the earliest of: (i) the date the Company establishes group medical, dental and vision insurance plans; (ii) the date you cease to become eligible for the Former Employer Plans under COBRA, and (iii) your last date of employment with the Company. You agree to provide an expense report documenting the cost of the foregoing in a format agreeable to the Company, submitted no less than monthly, and such other documentation of your premium expenses under the Former Employer Plans as the Company reasonably requires.”

2.

It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of this Agreement.

Except to the extent specifically modified hereby, the Employment Agreement shall remain in full force and effect.

IN WITHNESS THEREOF, the Parties hereto have executed this Amendment as of the day and year first written above.

GALECTO, Inc.

By:	/s/ Hans Schambye
Name:	Hans Schambye
Title:	CEO

EMPLOYEE

By:	/s/ Jonathan Freve
Name:	Jonathan Freve
Title:	CFO